Exhibit 10.30

Amendment

This Amendment (the “Amendment”), dated April 12, 2012 (the “Amendment Effective Date”), amends the Research Collaboration and License Agreement, effective as of May 1, 2009 (the “Research Agreement”), by and between Zalicus Inc. (formerly known as CombinatoRx, Incorporated), a Delaware corporation with an office at 245 First Street, Third Floor, Cambridge, Massachusetts 02142 (“Zalicus”), and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation with an office at 250 Massachusetts Avenue, Cambridge, Massachusetts 02139 (“Novartis”). Novartis and Zalicus are each separately referred to as a “Party” and are collectively referred to as the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meaning set forth in the Research Agreement.

Background

Pursuant to Section 2.2 (Collaboration Term) of the Research Agreement, the Initial Term of the Research Collaboration expired on May 1, 2011. Pursuant to that Section, Novartis extended the Research Collaboration for a one year Renewal Term (to expire May 1, 2012). Novartis has the right (but not the obligation) to extend the Research Collaboration for a total of two additional Renewal Terms of one year each if notice is given to Zalicus at least 120 days prior to the expiration of the then applicable Renewal Term. Novartis and Zalicus each wish to extend the Collaboration Term for a period of one year, subject to the revised terms and conditions set forth in this Amendment.

The Parties agree as follows:

Section 1.     Renewal Term.

Notwithstanding the provisions of Section 2.2 (Collaboration Term) of the Agreement (including with respect to the 120 day notice period), the Collaboration Term is hereby extended for a Renewal Term with a period of one year, such that the Collaboration Term will expire on May 1, 2013. Novartis may elect to extend the Collaboration Term by an additional Renewal Term of one additional year by giving written notice to Zalicus no later than 120 calendar days prior to the end of this Renewal Term (i.e., not later than January 1, 2013). The Renewal Terms contemplated by this Amendment are referred to as the “Extension Terms”.

Section 2.     Amendment to Research Protocol.

During the first Extension Term contemplated by this Amendment, Zalicus is anticipated to transfer screening data from 100 cell lines to Novartis. With respect to all activities during the Extension Terms (the “Extension Activities”), Zalicus will conduct the activities in accordance with the Research Plan, as supplemented by Exhibit A (the “Research Plan Supplement”), which shall be applicable to Extension Activities only. Notwithstanding the provisions of Section 2.4 (Joint Research Committee) of the Research Agreement, the Joint Research Committee will not have the authority to amend or alter the Research Plan Supplement or the Research Plan during the Extension Terms. Any amendment to the Research Plan Supplement or the Research Plans during the Extension Terms will be subject to the provisions of Section 11.17 (Entire Agreement) of the Research Agreement.

Section 3.     Payment for Amendment Year Activities.

In lieu of any FTE payments contemplated by Section 5.1(b) or 5.1(c) of the Research Agreement, and with respect to Extension Activities only, Novartis will pay to Zalicus USD$30,000 per cell line that is accepted by Novartis pursuant to the Research Plan Supplement, up to a maximum of USD$3,000,000. Zalicus will submit an Invoice to Novartis for these amounts up to four times in each Extension Term (it being anticipated that one Invoice will be issued approximately every three months during the relevant the Extension Term). Novartis will pay each such undisputed Invoice within 60 calendar days after receipt.

Section 4.     Ratification and Confirmation.

In all other respects, the Research Agreement is hereby ratified and confirmed. For the avoidance of doubt, this Amendment is intended to govern the Parties’ activities during the Extension Terms, and will have no applicability to any obligations or activities arising prior to May 1, 2012.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.	ZALICUS INC.

By: /s/ Dr. Charles Wilson	By: /s/ Justin A. Renz

Name: Dr. Charles Wilson	Name: Justin A. Renz

Title: Vice President, Global Head Strategic Alliances	Title: EVP, CFO & Treasurer

Exhibit A

Research Plan Supplement